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                                                                EXHIBIT 10.2



                                  DTS/EMPLOYEE
                              EMPLOYMENT AGREEMENT


        THIS IS AN EMPLOYMENT AGREEMENT ("this Agreement") by and between Digital Transmission Systems, Inc., the "Company," a Delaware corporation ("DTS"), and Thomas C. Mock ("Employee"), and dated as of March 5, 1996 (the "Effective Date"), and by which DTS and Employee, in consideration of the mutual promises set forth below and other good and valuable consideration (the mutuality, adequacy, sufficiency and receipt of which are hereby acknowledged), hereby agree as follows:

        1. EMPLOYMENT. DTS hereby employs Employee as Assistant Vice President of Engineering and Employee agrees to perform the duties of such position as requested by the employee's supervisor, Andres C. Salazar, DTS President and CEO, to devote his entire time and business efforts to DTS's business, to perform his duties to the best of his ability, to promote the success of DTS's business, and to comply with all of DTS's policies and procedures, all pursuant to the terms of this Agreement. Employee shall not, during his employment pursuant to this Agreement, engage in any other business activity or occupation for gain, profit, or other pecuniary advantage without the prior consent of the Board of Directors of DTS; provided, however, that such prohibition shall not prohibit Employee from investing or trading for his own benefit in stocks, bonds, securities or other forms of investment.

        2. TERM. The term of employment under this Agreement shall be from March 5, 1996 through March 5, 1998 and for successive one-year periods thereafter, with either party required to provide written notice of nonrenewal at least ninety (90) days prior to the end of the applicable period, unless sooner terminated as follows:

        (a) Termination by Employee:

        (I) Employee may terminate his employment pursuant to this Agreement at any time upon ninety (90) days' prior notice to DTS, provided that the provisions of Section 4(b) shall apply; or (ii) Employee may terminate his employment pursuant to this Agreement for "Good Reason" (as defined below) upon ninety (90) days' prior notice to DTS, provided that the provisions of Sections 4(a) shall apply. For purposes of this Agreement, for Good Reason shall mean any of the following: (i) the assignment of the Employee has changed without his written consent to any position of materially lesser status with fewer duties or responsibilities than the assignment held at the effective date of this Agreement; or (ii) the assignment of the Employee has materially changed without his written consent to any position with greater range of responsibilities and duties than those held at the effective date of this Agreement, unless such assignment is accompanied by a commensurate increase in compensation agreed to in writing by






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the Employee.

(b) Termination by Company:

         DTS may terminate Employee's employment pursuant to this Agreement either (i) upon ninety (90) days' prior notice to Employee for any reason (or for no reason), i.e. "without cause," (ii) or upon total disability of Employee, "total disability" meaning for purposes of this Agreement, the inability of Employee to perform assigned duties for ninety (90) consecutive days or for thirty (30) days in any three (3)-month period, (iii) or upon death of Employee, (iv) or upon notice at any time "for cause." For purposes of this
Agreement: "for cause" means any reason materially and adversely affecting DTS or any reason for which, under the circumstances, it would be unreasonable to expect DTS to continue to employ the Employee, such as the conviction of any felony or crime of moral turpitude, the commission or attempted commission of any act of willful misconduct or dishonesty, malfeasance, gross negligence, or the material breach of any provision of this Agreement or the general policies as listed in the Policy Manual of DTS, as amended from time to time. The provisions of Section 4(a) or 4(b), as applicable, shall apply.

3. COMPENSATION.

         (a) General:

                          For all the services rendered to DTS by Employee in
                 any capacity pursuant to this Agreement: (i) DTS shall pay to Employee a base salary at the rate of $7,500 per month, payable in accordance with DTS's payroll practices during Employee's employment pursuant to this Agreement. DTS shall review Employee's base salary annually to determine whether any increase is appropriate, (ii) Employee shall be entitled to participate in any annual Management Bonus or supplementary compensation program available to other senior managers in DTS as approved by the Board of Directors, (iii) Employee shall be entitled to participate with other employees of DTS in any employee benefit plans (including retirement or pension plans) as may be maintained from time to time by DTS in accordance with their terms, (iv) shall be entitled to twenty (20) days of vacation with pay (or such greater length of time as may be approved from time to time by the Board of Directors of DTS) during each fiscal year during the term of this Agreement (such vacation to be taken by Employee at such time or times as shall be approved by his supervisor at DTS), and shall be entitled to holidays, sick and other leave days in accordance with DTS's standard policy for employees. Employee agrees that the compensation and fringe benefits provided to him under this Agreement



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                 shall be the only compensation to which Employee shall be
                 entitled for his services as an employee of DTS, except for any special bonuses approved by the Board of Directors and sales commission plans.

                 (b) Stock Options. At the discretion of the DTS Board of Directors, the Employee may be granted stock options in accordance with an approved Stock Option Plan. Conditions for the vesting of those options will be stipulated in that Plan or modified in the Stock Option Agreement. However, if Employee (i) is terminated by the Company for other than cause the Employee's options will continue to vest through the notice and any severance period, or
(ii) terminates his employment for Good Reason, the Employee's options will continue to vest as though he were terminated for other than cause. However, if Employee (i) is terminated by the Company for other than cause, or (ii) terminates his employment for "Good Reason," in either case, during the 365 days following a "Change in Control," all of the Employee's options will become fully vested. If a Change in Control occurs and the Employee's employment with the Company is terminated by the Company without cause prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or anticipation of the Change of Control, then for purposes of this section the termination will have deemed to have taken place within the 365 day period following the Change of Control. A Change in Control shall mean:

         (i) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation more than 50% of the then outstanding common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Company common stock immediately prior to such reorganization, merger or consolidation.

         (ii) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended ("the Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding securities of the Company then entitled to vote generally in the election of directors; provided, however, that any acquisition by or from the Company shall not constitute a Change in Control.



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         (iii) Approval by the shareholders of the Company of (aa) a complete liquidation of the Company or (bb) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners of the Company's outstanding common stock immediately prior to such sale or other disposition.

4. TERMINATION PAYMENTS.

         (a) By DTS without Cause, for disability or upon death or by Employee for Good Reason:

                 If Employee's employment pursuant to this Agreement is terminated by DTS without cause, for disability, or upon Employee's death or by Employee for Good Reason, then DTS shall with appropriate notice period specified in 2(b):

         (i) pay the Employee's salary through only the remainder, if any, of the month in which termination is effective and for SIX (6) months thereafter on the normal Company payroll dates (severance period);
         (ii) and pay the Employee's unpaid pro rata share of any Management Bonus Program and earned sales commissions through the notice period. These payments shall be made during the normal payment periods for such compensation.

         (b) By DTS for Cause or if Employee voluntarily terminates employment.

                 If Employee's employment pursuant to this Agreement is terminated at any time by DTS for cause or if the Employee voluntarily terminates his employment with DTS, then DTS shall pay him his salary, pro rata share of any Management Bonus Program and earned sales commissions through only the date of termination; Employee's accrual of, or participation in plans providing for, his fringe benefits shall cease upon termination of employment for any reason, and Employee shall be entitled to benefits pursuant to such plans only as provided in such plans. Employee shall also be subject to the noncompetition provisions of Section 6 for twelve (12) months.

5. WORKING FACILITIES; EXPENSES.

         Employee shall be furnished with working facilities in Norcross, Georgia and services suitable to his position and adequate for the performance of his duties.


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Employee is authorized to incur reasonable expenses in accordance with DTS's policies and practices guidelines for promoting the business of DTS, including expenses for entertainment, travel and similar items. DTS shall reimburse Employee for all such reasonable and approved expenses upon the submission by Employee, from time to time, of an itemized account of such expenditures, in accordance with normal Employer's policies and practices regarding the timeliness of expense reports, standards of reasonableness and documentation of expenses. All reimbursable expenses due employee shall be paid by DTS to employee upon termination of employment as soon as is practicable.

6. NONCOMPETITION AND NONDISCLOSURE

         (a) Background. This Agreement is being entered into by the Employee in consideration of the Employee's employment pursuant to this Agreement. The Employee expressly acknowledges that he has special knowledge, expertise, contacts and other information with respect to the Restricted Business (as defined below), and that DTS would not employ him, or make the expenditures necessary to enable the Employee to perform the duties incident to his employment by DTS, without obtaining the agreement of the Employee set forth in this Section, which the Employee acknowledges and agrees are reasonable restrictions necessary and appropriate to protect the interests of DTS.

         (b) Certain Defined Terms. For purposes of this Agreement, the following words and phrases shall have the meaning set forth below:

                 (i) Employer. For purposes of this Section, the term "Employer" shall mean DTS as defined in the introductory language of this Agreement and its subsidiaries and affiliates.

                 (ii) Restricted Business. The phrase "Restricted Business" shall mean the telecommunications equipment sales and service business engaged in by DTS.

                 (iii) Territory. The word "Territory" shall mean any country in the world that DTS is "actively" marketing its products with sales representatives whether direct or indirect, with sales or proposals of sales in the last 12 months defining "activity," and with the United States being partitioned into states wherever DTS customers are doing business. The Employee acknowledges that as Assistant Vice President of Engineering, he will work with DTS's operations throughout such territory and that DTS must protect itself on such basis. The Employee recognizes and acknowledges that DTS, either directly or through its subsidiaries or affiliates, is engaged in the Restricted Business throughout the Territory and that it is reasonable and necessary for DTS to protect its interest on such basis.





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         The Employee acknowledges that from time to time the Employee and DTS may agree to change the definition of Restricted Business or Territory, but any such changes shall be binding upon the Employee only if set forth in a written instrument signed by the Employee.

                 (iv) Restricted Customer. For purposes of this Section, the term "Restricted Customer" means (I) any actual customer to whom goods or services were provided during the 12 month period prior to the termination of employment pursuant to this Agreement and (II) any potential customer whom DTS solicited (or actively considered soliciting or had made plans to solicit) during the 12 month period prior to the termination of employment pursuant to this Agreement.

         (c) Non-competition. The Employee hereby agrees that he will not (i) during the period of his employment with DTS and, (ii) if this Agreement is terminated (aa) by the Employee other than for Good Reason, or (bb) by DTS for cause, for a period of one year from notice of termination: (I) have any ownership interest (whether as proprietor, partner, stockholder or otherwise) in or, (II) be an officer, director or general or managing partner of, or hold a similar position in, or (III) act as agent, broker or distributor for, or advisor or consultant to, or (IV) be employed in any business (without regard to the form in which conducted) which is engaged, or which he/she reasonably knows is undertaking to become engaged, in the Territory in the Restricted Business. The ownership by the Employee of less than five percent (5%) of the shares of capital stock of a publicly held corporation shall in no event be deemed a violation of the foregoing.

         (d) No Interference with Restricted Customers. The Employee hereby agrees that during the period of his employment by DTS his primary business activity shall be as an employee of DTS, and without limiting the foregoing, he shall solicit customers during such period only for products and services of DTS. The Employee hereby agrees that, should this Agreement be terminated (a) by the Employee for other than Good Reason, or (b) by DTS for cause, for a period of one year following his notice of termination of employment with DTS and in the Territory, he will not, in any way directly or indirectly: (I) solicit, divert or take away or accept, or attempt to solicit, divert, take away or accept, from DTS the business of any Restricted Customer for any product or service of DTS sold (or offered for sale or planned or proposed to be offered for sale) to such Restricted Customer during the 12 month period prior to the date of termination; or (II) attempt or seek to cause any Restricted Customer to refrain, in any respect, from acquiring from or through DTS any product or service of DTS sold (or offered for sale or planned or proposed to be offered for sale) to such Restricted Customer during the 12 month period prior to the date of termination. The Employee agrees that telephonic or written communication by him to any of the Restricted Customers shall constitute an activity prohibited by the foregoing.





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         (e) No Interference with Employees. The Employee agrees that during his employment pursuant to this Agreement and for a period of one year following the end of employment hereunder the Employee will not in any way, directly or indirectly, request or induce any other employee of DTS to terminate his employment with DTS.

         (f) No Interference with Customers under contract or undergoing contract negotiations with DTS. The Employee agrees that for a period of one year following the end of employment hereunder, the Employee will not in any way, directly or indirectly, interfere with the relationship of DTS and a customer under contract to purchase equipment and/or services from DTS, or with contract negotiations between DTS and a prospective Customer to purchase equipment and/or services from DTS ongoing at the time of employment termination.

         (g) Independent. The agreements set forth in the foregoing Subsections
(a), (b), (c), (d), (e) and (f) (or any part of them) are, shall be deemed and shall be construed as separate and independent agreements. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

7. Miscellaneous.

         (a) Notices. Each notice under this Agreement shall be in writing and given either in person or by telecopier, a nationally recognized next business day delivery service or first class mail, postage and any other costs prepaid, to the address of the party being given notice set forth below his or its signature or to such other address as a party may furnish to the other as provided in this sentence; and if notice is given pursuant to the foregoing of a permitted successor or assign, then notice shall thereafter be given pursuant to the foregoing to such permitted successor or assign.

         (b) Assignment; Binding Nature. No assignment, transfer or delegation, whether by merger or other operation of law or otherwise, of any rights or obligations under this Agreement by a party shall be made without the prior written consent of the other party (which shall not be unreasonably withheld) (but given the personal nature of the services to be provided by Employee to DTS pursuant to this Agreement, it is not expected that consent to assignment, transfer or delegation by Employee will be granted); and no transfer, whether by merger or other operation of law or otherwise, by DTS of all or a substantial part of its business shall be made unless DTS's obligations under this Agreement are assumed in connection with such transfer, either by merger or other operation of law or by specific assumption executed by the transferee. This Agreement is





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binding upon the parties and their respective legal representatives, heirs, devisees, legatees or other successors and assigns and inures to the benefit of the parties and their respective permitted legal representatives, heirs, devisees, legatees or other permitted successors and assigns.

         (c) Rules of Construction & Certain Definitions. Whenever the context so requires, the singular includes the plural, the plural includes the singular, and the gender of any pronoun includes the other genders. Titles and captions of or in this Agreement are inserted only as a matter of this Agreement or the intent of its provisions. The parties agree (i) that "applicable law" means each provision of any constitution, statute, law, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted, promulgated or issued by any governmental authority or arbitrator or arbitration panel; (ii) that "governmental authority" means any legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body, person or entity; (iii) that "including" and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations; (iv) that "party," "parties," "parties to this Agreement" and variations of such means each or all, as appropriate, of the persons who have executed and delivered this Agreement, each permitted successor or assign of such a party, and when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of such a party; and (v) that "this Agreement" includes any amendments or other modifications and supplements, and all exhibits, schedules and other attachments, to it.

         (d) Severability. Any determination by any court of competent jurisdiction of the invalidity of any provision of this Agreement that is not essential to accomplishing the purposes of this Agreement shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under applicable law.

         (e) Remedies. The remedies of a party provided in this Agreement are cumulative and do not exclude any other remedies to which any party may be lawfully entitled, under this Agreement or applicable law, and the exercise of a remedy is not an election excluding any other remedy (any such claim by the other party being hereby waived).

         (f) Indemnification. DTS shall indemnify Employee against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred, in any action or proceeding to which Employee is made a party by reason of the fact that he is or was an officer or director of DTS, to the fullest extent permitted by applicable law, the By-laws of DTS and the Articles of Incorporation of DTS.





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         (g) Integration; Amendment; Waiver.  This Amendment constitutes the entire agreement of the parties to its with respect to its subject matter, supersedes all prior agreements, if any, of the parties with respect to its subject matter, and may not be amended except in writing signed by the party against whom the change is being asserted. The failure of any party at any time or times to require the performance of any provisions of this Agreement shall in no manner affect the right to enforce the same and no waiver by any party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

         (h) Controlling Law. This Agreement is governed by, and shall be construed and enforced in accordance with the internal laws of the State of Georgia.

         (i) Copies and Counterparts. This Agreement may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement consists of enough of such copies to reflect the signature of all of the parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it is not necessary in making proof of this Agreement or its terms to produce or account for more than one of such counterparts.





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        DULY EXECUTED and delivered by the parties, under seal effective as of
March 5, 1996.


Employee:                                                               (L.S.)
                                     -----------------------------------
                                     Thomas C. Mock


DTS:                                 DIGITAL TRANSMISSION SYSTEMS, INC.


        Corporate Seal

                                     ----------------------------------------
                                     Andres C. Salazar, President & CEO

Attest:


- - -------------------------------------
Dan Seitam, Corporate Secretary





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